Exhibit 10.39

Executive Park West IV

4714 Gettysburg Road

Mechanicsburg, PA 17055

First Addendum to Lease Agreement

This First Addendum is made as of the 1st day of November, 2012 by and between Old Gettysburg Associates IV LP a Pennsylvania limited partnership (“Landlord”), and Select Medical Corporation a Delaware corporation (“Tenant”).

BACKGROUND:

A.            Landlord and Tenant are parties to that certain Office Lease Agreement dated August 25, 2006 pursuant to which Landlord leased to Tenant, and Tenant leased from Landlord, approximately 47,864 rentable square feet of space known as 4714 Gettysburg Rd., Mechanicsburg, Pennsylvania.  All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Lease.

B.            Landlord and Tenant now desire to amend the Lease as hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and intending to be legally bound hereby, Landlord and Tenant agree as follows:

Effective March 1, 2013 the following terms contained in the Basic Lease shall be amended as follows:

1.              On March 1, 2013 rent shall increase by 2% to $28.08 and remain fixed until February 28, 2018.

2.              Beginning March 1, 2018 rent shall increase by 2%.  Thereafter, rent shall increase annually on March 1st by 2%

All other terms and conditions contained in the Lease and not amended hereby remain in full force and effect.

IN WITNESS WHEREOF, Landlord and Tenant have caused this First Addendum to be duly executed.

Landlord: Old Gettysburg Associates IV, LP

By:	/s/ John M. Ortenzio
Select Realty Investments I, LLC as General Partner
John M. Ortenzio, Manager

Date:	November 1, 2012

Tenant: Select Medical Corporation

By:	/s/ Michael E. Tarvin

Michael E. Tarvin
(Print name)

Title:	Executive Vice President, General Counsel & Secretary

Date:	November 1, 2012